EXHIBIT 99.1

          Qualstar Reports Fiscal 2006 Third Quarter Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--May 10, 2006--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the third quarter of fiscal 2006 ended March 31, 2006.

    Fiscal 2006 Third Quarter Financial Results

    Revenues for the third quarter of fiscal 2006 were $5.1 million, compared to $5.7 million for the same quarter of the prior year. Loss from operations for the third quarter of fiscal 2006 was $1.0 million compared to $789,000 for the comparable prior year period. Net loss for the quarter totaled $598,000, or $(0.05) per basic and diluted share compared to a net loss of $635,000, or $(0.05) per basic and diluted share, in the third quarter of last year.
    The decrease in revenues was due primarily to an approximate $0.9 million decline in sales of tape libraries and tape drives incorporating AIT and LTO tape technology, accompanied by a decline in miscellaneous revenue in the current quarter compared to last year. Partially offsetting the decline in sales of tape libraries, drives and miscellaneous revenue were increased sales of power supplies and service revenues. Gross margin in the fiscal 2006 third quarter was
28.6 percent, compared to 32.4 percent in the year-ago quarter. The decline in gross margin was primarily related to lower overhead absorption, greater inventory reserves for obsolescence of products, and product mix.
    Research and development expenses for the third quarter of fiscal 2006 were $841,000, or 16.6 percent of revenues, compared to $904,000, or 15.7 percent of revenues, for the year-ago quarter. The decrease in research and development expenses in absolute dollars, was due primarily to lower compensation expenses, prototype costs and consulting fees, partially offset by higher Independent Software Vendor qualification units that were expensed. Sales and marketing expenses in the 2006 fiscal second quarter were $763,000, or 15.1 percent of revenues, compared to $822,000, or 14.3 percent of revenues, in the same quarter last year. The decrease in sales and marketing expenses in absolute dollars, resulted primarily from reduced advertising expenses. General and administrative expenses in the third quarter of fiscal 2006 were $889,000, or 17.6 percent of revenues, compared to $924,000, or 16.1 percent of revenues, for the third quarter of fiscal 2005. The decrease in general and administrative expenses in absolute dollars, was due primarily to reduced bad debt expenses.
    In accordance with the Share-Based Payment rules (SFAS 123(R)) issued by the Financial Accounting Standards Board, which became applicable to Qualstar beginning July 1, 2005, Qualstar reported stock-based compensation expense of $36,000 in the third quarter of fiscal 2006, compared to none in the comparable quarter in fiscal 2005.
    Cash, cash equivalents and marketable securities were $34.0 million at March 31, 2006, compared with $34.1 million at June 30, 2005. Days sales outstanding (DSOs) were approximately 40 days at March 31, 2006, compared to approximately 48 days at June 30, 2005. Inventory turns were 1.9 times on an annualized basis for the period ended March 31, 2006, compared to 2.5 times on an annualized basis for the period ended June 30, 2005.
    "Third quarter revenues fell short of our initial projections primarily due to softness in demand during the period for our LTO-based libraries," said William J. Gervais, president and chief executive officer of Qualstar. "Partially offsetting this was continued strength in our power supply business. Revenue generated from power supplies increased 32 percent from the prior quarter and 81 percent from the same period last year. Service revenues also improved significantly, increasing 20 percent sequentially and 45 percent compared to the third quarter last year.
    "Looking forward, we are optimistic about the upcoming product launch of our new XLS enterprise-class library. During the third quarter we shipped two XLS units to our software partners that are currently being used for qualification testing. While these are not revenue generating units, this was a significant milestone as we get closer to bringing XLS to market. We believe that the highly modular XLS design will provide our customers with new levels of intelligence, density, flexibility and scalability for their data storage requirements. In addition, we are pleased to be hosting a worldwide reseller meeting later this month, which will include two days of in-depth product demonstrations and technical training for our value added resellers," said Mr. Gervais.

    Fiscal 2006 Nine-Month Financial Results

    Qualstar reported revenues of $16.8 million for the first nine months of fiscal 2006, compared with $18.4 million for the first nine months of fiscal 2005. The Company's net loss for the first nine months of fiscal 2006 was $1.0 million, or $(0.08) per basic and diluted share, compared with a net loss of $1.2 million, or $(0.10) per basic and diluted share, in the first nine months of fiscal 2005.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fiscal 2006 third quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 866-249-5225 or 303-262-2075. An audio replay will be available through May 17, 2006, by calling 800-405-2236 or 303-590-3000, and entering passcode 11060180.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Distributors and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO and SAIT tape drives, whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful, whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance, rescheduling or cancellation of customer orders, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2005, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.


                         QUALSTAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (UNAUDITED)

                                      Three Months
                                          Ended      Nine Months Ended
                                        March 31,        March 31,
                                      2006    2005    2006     2005
                                     ------- ------- -------- --------

Net revenues                         $5,052  $5,742  $16,843  $18,439

Cost of goods sold                    3,606   3,881   11,571   11,934
                                     ------- ------- -------- --------

Gross profit                          1,446   1,861    5,272    6,505
                                     ------- ------- -------- --------

Operating expenses:
  Research and development              841     904    2,322    2,723
  Sales and marketing                   763     822    2,235    2,537
  General and administrative            889     924    2,699    2,992
                                     ------- ------- -------- --------
Total operating expenses              2,493   2,650    7,256    8,252
                                     ------- ------- -------- --------

Loss from operations                 (1,047)   (789)  (1,984)  (1,747)

Investment Income                       363     219      900      594
                                     ------- ------- -------- --------

Loss before income taxes               (684)   (570)  (1,084)  (1,153)

Provision (benefit) for income taxes    (86)     65      (86)      65
                                     ------- ------- -------- --------

Net Loss                              $(598)  $(635)   $(998) $(1,218)
                                     ======= ======= ======== ========

Loss per share:
  Basic                              $(0.05) $(0.05)  $(0.08)  $(0.10)
                                     ======= ======= ======== ========
  Diluted                            $(0.05) $(0.05)  $(0.08)  $(0.10)
                                     ======= ======= ======== ========

Shares used to compute loss per
 share:
  Basic                              12,253  12,253   12,253   12,446
                                     ======= ======= ======== ========
  Diluted                            12,253  12,253   12,253   12,446
                                     ======= ======= ======== ========


                         QUALSTAR CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                   Mar 31,   June 30,
                                                    2006       2005
                     ASSETS                       (Unaudited)(Audited)
                                                  --------------------

Current assets:
  Cash and cash equivalents                          $7,306   $12,210
  Marketable securities                              26,721    21,854
  Receivables, net of allowances of $175 as of
   March 31, 2006 and $248 as of June 30, 2005        2,254     3,532
  Inventories                                         7,681     7,157
  Prepaid expenses and other current assets             512       452
  Prepaid income taxes                                  330       640
                                                  ---------- ---------

    Total current assets                             44,804    45,845
                                                  ---------- ---------

Property and equipment, net                           1,018     1,188
Other assets                                            152       190
                                                  ---------- ---------

    Total assets                                    $45,974   $47,223
                                                  ========== =========

      LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
  Accounts payable                                     $718      $763
  Accrued payroll and related liabilities               364       496
  Other accrued liabilities                           1,311     1,311
                                                  ---------- ---------

    Total current liabilities                         2,393     2,570
                                                  ---------- ---------

Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,253 shares issued and
   outstanding as of March 31, 2006 and June 30,
   2005                                              18,478    18,370
  Accumulated other comprehensive loss                 (341)     (159)
  Retained earnings                                  25,444    26,442
                                                  ---------- ---------
    Total shareholders' equity                       43,581    44,653
                                                  ---------- ---------

    Total liabilities and shareholders' equity      $45,974   $47,223
                                                  ========== =========

    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
             or
             Financial Relations Board
             Lasse Glassen, 310-854-8313 (General Information) lglassen@financialrelationsboard.com